November 2007
Pricing Sheet dated November 23, 2007 relating to
Preliminary Pricing Supplement No. 406 dated November 1, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
PLUS due February 20, 2009 based on the Performance of a Fixed Basket of Common Stocks included in the U.S. Model Portfolio as of November 19, 2007
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Maturity date:	February 20, 2009
Original issue price:	$10 (see “Commissions and Issue Price” below)
Stated principal amount:	$10
Pricing date:	November 23, 2007
Original issue date:	November 30, 2007 (5 business days after the pricing date)
Aggregate principal amount:	$2,500,000
November 2007 Basket Constituents:
The common stocks included in the U.S. Model Portfolio as of November 19, 2007, the third scheduled day prior to the pricing date, which we refer to as the basket stocks.  Please see page 2 of this pricing sheet for basket stock information.

Payment at maturity per PLUS:
If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value:
$10 x basket performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leverage factor:	200%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	$10, which is equal to the sum of the products of the closing price times the exchange ratio for each basket stock on the pricing date
Final basket value:	The value of the basket on the valuation date
Basket value:	The basket value on any date equals the sum of the products of the closing price times the exchange ratio for each basket stock, each as determined as of such date by the calculation agent.
Closing price:	Closing share price of the applicable basket stock at the regular weekday close of trading
Exchange ratio:
The exchange ratio determined for each basket stock so that the amount of each stock in the November 2007 Basket corresponds to the relative weight of that stock in the U.S. Model Portfolio (and any pro rata cash allocation) on the pricing date

Basket valuation date:	February 18, 2009
Maximum payment at maturity:	$11.60 (116% of the stated principal amount)
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617475157
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS:	$10	$0.15	$9.85
Total:	$2,500,000	$37,500	$2,462,500
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 406 dated November 1, 2007
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

November 2007 Basket Stock Information

Issuer of Basket Stock	Bloomberg Ticker Symbol	Exchange	Proportion of Initial Basket Value[1]
Abbot Laboratories	ABT	NYSE	2.05%
AFLAC Inc.	AFL	NYSE	2.05%
Alcoa, Inc.	AA	NYSE	2.05%
Altria Group, Inc.	MO	NYSE	3.05%
American International Group	AIG	NYSE	2.05%
American Tower Corp.	AMT	NYSE	2.05%
Amylin Pharmaceuticals Inc.	AMLN	NASDAQ	1.05%
AT&T Inc.	T	NYSE	2.05%
Automatic Data Processing, Inc.	ADP	NYSE	2.05%
Bank of New York Mellon Corporation	BK	NYSE	2.05%
Baxter International Inc.	BAX	NYSE	3.05%
Becton Dickinson & Co.	BDX	NYSE	2.05%
Cadence Design Systems Inc.	CDNS	NASDAQ	2.05%
Cisco Systems, Inc.	CSCO	NASDAQ	3.05%
Coca-Cola Co.	KO	NYSE	2.05%
ConocoPhillips	COP	NYSE	2.05%
CVS Caremark Corp.	CVS	NYSE	2.05%
DST Systems, Inc.	DST	NYSE	2.05%
Exxon Mobil Corp.	XOM	NYSE	2.05%
FedEx Corp.	FDX	NYSE	2.05%
General Dynamics Corp.	GD	NYSE	2.05%
General Electric Co.	GE	NYSE	4.05%
Gilead Sciences Inc.	GILD	NASDAQ	2.05%
Hartford Financial Services Group Inc.	HIG	NYSE	3.05%
Hewlett-Packard Co.	HPQ	NYSE	2.05%
Honeywell International Inc.	HON	NYSE	2.05%
J.C. Penney Co. Inc.	JCP	NYSE	2.05%
JP Morgan Chase & Co.	JPM	NYSE	2.05%
Merck & Co. Inc.	MRK	NYSE	2.05%
Microsoft Corp.	MSFT	NASDAQ	3.05%
Norfolk Southern Corp.	NSC	NYSE	2.05%
Peabody Energy Corp.	BTU	NYSE	2.05%
PepsiCo, Inc.	PEP	NYSE	3.05%
PNC Financial Services Group Inc.	PNC	NYSE	2.05%
PowerShares QQQ Trust Series 1	QQQQ	NASDAQ	2.05%
Procter & Gamble Co.	PG	NYSE	2.05%
Prudential Financial Inc.	PRU	NYSE	4.05%
Public Service Enterprise Group Inc.	PEG	NYSE	2.05%
St. Jude Medical Inc.	STJ	NYSE	2.05%
Suncor Energy Inc.	SU	NYSE	2.05%
Target Corp.	TGT	NYSE	2.05%
United Technologies Corp.	UTX	NYSE	3.05%
Valero Energy Corp.	VLO	NYSE	2.05%
Weatherford International Ltd.	WFT	NYSE	2.05%

1The U.S. Model Portfolio currently includes a cash component of 2%, which will be allocated pro rata among the constituent stocks of the November 2007 Portfolio.  The proportional values included in this chart do not add up to 100% due to rounding.